MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Brazos International Exploration, Inc., of our report dated July 13, 2009 on our audit of the financial statements of Brazos International Exploration, Inc. as of March 31, 2009 and March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2009 and March 31, 2008 and since inception on January 11, 2007 through March 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 15, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501